Exhibit 99.1
Press Release

First Mariner Announces Balance Sheet Restructuring, Provides Additional Quarterly Updates

BALTIMORE, Dec. 22 /PRNewswire-FirstCall/ -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, announced today that it has completed a balance sheet restructuring through the sale of investment securities and the repayment of borrowings. The restructuring will significantly enhance future financial performance by reducing the level of lower yielding securities and decreasing the level of higher cost wholesale funding.

First Mariner's Chairman and Chief Executive Officer Edwin F. Hale, Sr. said, "The deeper inversion of the yield curve over the past several months made the economics of this restructuring more compelling. We expect the restructuring to result in enhancements to our net interest margin, and recover the realized losses from the sales of lower yielding securities in approximately two years."

The restructuring included the sale of approximately $100 million of fixed rate investment securities yielding approximately 3.85%, and extinguishing $100 million of short-term debt currently costing 5.45%. The sale of the securities will result in an approximate realized pretax loss of $3.0 million in the fourth quarter of 2006. The company expects its net interest income to increase in 2007 as a result of the restructuring. The realized loss is expected to have minimal impact on stockholders equity, as the market value of the underlying securities had already been reflected in shareholders equity.

Mr. Hale continued, "In addition to being a prudent economic transaction, the restructuring will provide an important improvement in our net interest income as our industry moves into a challenging year."

Other updates for the quarter

Including the impact of the restructuring, management expects the company to report an after tax loss for the quarter of $1.5-$2.0 million. Management cited slower than anticipated loan growth, the inverted yield curve, flattening deposit service charges, and the impact of weakness in the residential housing sector as the significant factors impacting fourth quarter operating results. The company expects to record valuation allowances and other reserves relating to residential real estate of $.750-$1.0 million for residential mortgage loans repurchased during the quarter, and estimated future loan repurchases. For the full year 2006, the company expects to report a profit of approximately $4.0-$4.5 million, including the restructuring charge.

While management anticipates the previously discussed balance sheet restructuring will provide significant benefits next year, the challenges experienced in the most recent quarter are anticipated to continue into the first half of 2007. In light of the most recent quarter trends and the restructuring, management has revised guidance for earnings per share in 2007 to a range of $1.10 and $1.25.

"We continue to work diligently on strategies which will enhance our performance in 2007, and I believe we remain well positioned to experience future success," Mr. Hale concluded.

First Mariner Bancorp is a bank holding company with total assets of $1.387 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.292 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the City of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates wholesale lending operations in Northern Virginia, and direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $61 million) is a consumer finance subsidiary that currently operates 16 branches in Baltimore, Carroll, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland, four branches in Delaware, as well as a central approval center in Baltimore City. First Mariner Bancorp's common stock is traded on the Nasdaq National Market under the symbol "FMAR". First Mariner's Web site address is http://www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company's actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company's business, successful implementation of the Company's branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

SOURCE First Mariner Bancorp

Contact: Mark A. Keidel, SVP/CFO of First Mariner Bancorp, +1-410-558-4281